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                                                                    EXHIBIT 12.1


                              Unilab Corporation
                      Ratio of Earnings to Fixed Charges

                                                                                                         Pro Forma     Pro Forma
                                                                                   Nine Months Ended    Year Ended    Year Ended
                                      Year Ended December 31                             30-Sep           Dec. 31      Sept. 30
                           1994        1995         1996       1997       1998      1998       1999        1998          1999
Income (Loss) Before
Income Taxes,
Extraordinary Item
and Equity in
Earnings of
Affiliate                 $ 3,945    $(40,293)    $(89,493)   $   536    $10,703   $ 9,580    $18,007     $(32,616)      $(2,381)
                          ------------------------------------------------------------------------------------------------------
Fixed Charges:
Interest
 Expense, net               5,192       8,333       12,122     14,068     13,538    10,068     11,244       37,468        27,930
Amortization -
 Deferred Financing
 Fees                         252         412          545        638        626       469        437            -

Appropriate portion
of rentals                  2,844       3,141        3,199      3,406      3,598     2,571      3,736        5,885         4,443
                          ------------------------------------------------------------------------------------------------------
Total Fixed Charges         8,288      11,886       15,866     18,112     17,762    13,108     15,417       43,353        32,373
                          ------------------------------------------------------------------------------------------------------

Income (Loss) Before
Income Taxes,
Extraordinary Item,
Equity Earnings of
Affiliate and
Fixed Charges              12,233    (28,407)      (73,627)    18,648     28,465    22,688     33,424       10,737        29,992

Ratio of Earnings
 to Fixed Charges            1.48        (A)          (A)        1.03       1.60      1.73       2.17         (A)          (A)

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(A) Earnings would have been insufficient to cover fixed charges by $40,293 and
    $89,493 for the years ended December 31, 1995 and 1996, respectively.

(B) Earnings would have been insufficient to cover fixed charges by $32,616 and $2,381 for the year ended December 31, 1998 and the nine months ended
    September 30, 1999 (pro forma), respectively.